FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 19th day of August, 2015, to the Distribution Agreement dated as of January 1, 2014 (the “Agreement”) is entered into by and between Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add the Ziegler FAMCO Covered Call Fund.

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Christopher Kashmerick	By: /s/ James Schoenike

Name: Christopher E. Kashmerick	Name: James R. Schoenike

Title: President	Title: President